Sensata Technologies announces management promotions

ALMELO, Netherlands (July 20, 2012) -- Sensata Technologies Holding N.V. (NYSE: ST), announced today that Jeff Cote will move into the Chief Operating Officer role, effective immediately, as the company prepares for the planned Chief Executive Officer transition from Thomas Wroe to Martha Sullivan that will take place on January 1, 2013.

Sensata is also announcing that Steve Major, Senior Vice President of the global Sensors business, will be retiring at the end of the year. As part of the transition plan for Sensors, Steve Beringhause, currently Vice President of Sensors Asia, will take on a new role, effective immediately, as Senior Vice President of Sensors Asia and the Americas. When Mr. Major retires on December 31, 2012, Mr. Beringhause will assume responsibility for the global Sensors business.

As Chief Operating Officer, Mr. Cote will have responsibility for Global Operations, Human Resources, Investor Relations and Communications, Information Technology, Facilities, Environmental, Health and Safety and Legal. He will report into Ms. Sullivan, who has been serving in a dual role as President and Chief Operating Officer since September 2010. Chief Financial Officer Robert Hureau will also report into Ms. Sullivan.

Commenting on the changes, Ms. Sullivan said, “We are pleased that Jeff will move into the COO role and look forward both to the broad business perspective and cross-functional focus he will bring to the role.”

She added, “Steve Beringhause has spent the last two years on the ground in China and has played a pivotal role in driving growth in our sensors business both in China and throughout Asia. Previously, he ran the Sensors Americas business and was similarly successful in driving growth in that business segment so he has already had direct experience running two-thirds of the business.”

Before his promotion to COO, Mr. Cote was Sensata’s Chief Administrative Officer and served as Chief Financial Officer from January 2007, until July 2011.

Before coming to Sensata, Mr. Cote was the Chief Operating Officer at Ropes & Gray LLP and managed their operations by directing the firm's administrative and operational initiatives. He also served as Chief Operating, Financial and Administrative Officer for Digitas, Inc.

Mr. Cote holds Bachelor of Business Administration and Master of Accounting degrees from Florida Atlantic University. He is a Certified Public Accountant in Florida and in Massachusetts and serves on the board of the Massachusetts Society for the Prevention of Cruelty to Children.

Mr. Beringhause was named as Vice President of Sensors Asia in April 2010. He joined Sensata’s predecessor company, Texas Instruments, in 1988 and served in various Design Engineering capacities until taking the role as Business Manager of the Occupant Weight Sensor (OWS) Program in 2004. He was named as Vice President of Sensors Americas in 2006. He received his Bachelor of Science and Master’s degrees in mechanical engineering from the Massachusetts Institute of Technology in Cambridge, MA.

About Sensata Technologies
Sensata Technologies Holding N.V. is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries. Sensata's products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata's website at www.sensata.com.

Contact:

Investors:	News Media:
Maggie Morris	Linda Megathlin
Investor Relations Director	Communications Director
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com